Exhibit 10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 1st of October, 2004 (the “Effective Date”), by and between INTERNATIONAL ASSETS HOLDING CORPORATION, a Delaware corporation (the “Company”), and Jonathan C. Hinz (the “Executive”).

R E C I T A L S

A. The Company, directly or through its subsidiaries, operates a financial services company, including a full-service securities brokerage firm specializing in global investing, a registered investment advisor providing clients with investment advisory services, and other securities businesses servicing its clients.

B. The Executive shall be employed, pursuant to the terms of this Agreement, and may hold such offices in the Company and in its subsidiaries as may be appropriate for the conduct of its business.

C. The Company is a publicly held entity, having previously offered shares of the Company’s common stock pursuant to a registration statement, and continues to file reports as to the Company’s business.

D. The Board of Directors of the Company (the “Board”) considers it essential to the best interests of the Company that the Executive remain with the Company after the completion of the present term of his employment

E. In order to induce the Executive to maintain employment with the Company, the Company desires to enter into this Agreement with the Executive.

F. The Executive desires to continue in the employ of the Company and in furtherance thereof agrees to be bound by the covenants herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter, the Company and the Executive agree as follows:

1. Recitals. All of the above recitals are true and correct.

2. Term. The term of this Agreement shall be indefinite.

3. Duties. During the period of employment (except as otherwise agreed by the Executive), the Executive will be employed as the Chief Financial Officer, Treasurer and Controller of the Company and shall have powers and duties as may from time to time be delegated to the Executive by the Chief Executive Officer or the Board. The Company has a right to modify the scope of these duties and the titles of Chief Financial Officer and Treasurer during the term of this contract. The Executive shall report to the Chief Executive Officer of the Company or any senior executive designated by the Chief Executive Officer. The Executive shall devote substantially all of the Executive’s business time to the affairs of the Company.

4. Indemnification. The Company agrees to defend, indemnify and hold harmless the Executive (“Indemnified Party”) for acts in his capacity as Executive to the fullest extent permitted by Delaware corporate law at the present time (or as such right of indemnity may be increased in the future). The Company agrees to reimburse the Indemnified Party on a monthly basis for any cost of defending any action or investigation (including reasonable attorneys’ fees and expenses) subject to an undertaking from the Indemnified Party to repay the Company if the Indemnified Party is determined not to be entitled to such indemnity by a court of competent jurisdiction.

5. Compensation and Related Matters.

(a)	(a) Basic Salary. As a compensation for the duties to be performed by the Executive hereunder, the Company will pay the Executive a base salary at an annual rate of $125,000 per fiscal year of the Company through September 30, 2005, and such annual salary shall thereafter be adjusted as of the first day of each succeeding calendar year commencing after September 30, 2005 by the Board in its discretion determines to be appropriate. The Executive’s base salary shall be payable in accordance with the customary payroll practices of the company as in effect from time to time during the period of employment.

(b)	(b) Stock Options.

(i) The Executive shall be eligible to participate in the Stock Option Plan (the “Plan”) and shall be considered by the Company’s Board or the Compensation Committee to receive grants of options thereunder at the same times as consideration shall be given by the Board or such committee to the grants of stock options generally to senior executive officers of the Company. If the Plan shall be terminated or if no options remain available for grant thereunder, the Executive shall be entitled to participate in such other incentive program as the Company may substitute for the Plan for its senior executive officers.

(c) Additional Compensation. The Company may award additional bonuses to the Executive from time to time in amounts as determined by the Board or a committee of the Board, and such compensation shall be payable in the manner and at the time or times directed by the Board or its committee.

(d) Reimbursement of Expenses. During the term of this Agreement, the Company shall promptly pay or reimburse the Executive for all reasonable business expenses actually incurred or paid by the Executive in the performance of his services hereunder (including annual membership dues in connection with the Executive’s affiliations with any organizations or clubs) in accordance with the policies and procedures of the Company for the reimbursement of business expenses of its senior executive officers, provided that the Executive properly accounts therefor in accordance with Company policy.

(e)	Benefits. The Company shall, at its sole cost, and expense, provide life insurance, medical insurance, disability insurance, retirement and other benefits comparable to those provided by comparable companies to their senior executive officers.

6. Vacation, Days Off. The Executive may take a maximum of 3 weeks vacation, at times to be determined in the manner most convenient for the business of the Company. In addition, the Executive may take time off at such times as may be determined by the Board to attend such meetings and postgraduate courses as may comply with regulatory and licensing requirements of

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the businesses conducted by the Company, or which otherwise directly advance the interests of the Company. The Company may, in its discretion, reimburse the Executive for some or all of the expenses incurred to register for or attend such training courses.

7. Termination Provisions

(a)	Termination

(i) The Executive’s employment hereunder shall automatically terminate (A) upon the Executive’s death or Disability (as hereinafter defined); (B) upon written notice by the Company for “Cause” (as hereinafter defined); or (C) upon 30 days written notice by either party.

(ii) For purposes of this Agreement, “Disability” shall have the same meaning as that term has under a disability policy maintained for the Executive by the Company. If no such policy exists, or if payment of benefits under the policy is not conditioned on meeting such a definition, then “Disability” shall mean that the Executive is unable to perform his duties hereunder on a full-time basis for three consecutive months after reasonable accommodation by the Company.

(iii) For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon (A) the willful failure by the Executive to substantially perform the Executive’s duties (other than any such failure resulting by the Executive’s Disability) and continuance of such failure for more than 30 days after the Company notifies the Executive in writing of the Executive’s failure to perform; (B) the engaging by the Executive in willful misconduct which is injurious to the Company; (C) the conviction of the Executive in a court of proper jurisdiction of a crime which constitutes a felony in respect of the conduct of the business of the Company; or (D) a finding by the National Association of Securities Dealers, Inc. (the “NASD”), another self-regulatory body of competent jurisdiction (the “SRO”), or U.S. Securities and Exchange Commission (the “SEC’) that the Executive personally violated its rules or regulations, and such finding or penalty therefor restricts the Executive’s ability to perform his obligations under this Agreement. Notwithstanding the foregoing, the Executive shall not be deemed to have personally violated roles or regulations of the NASD, an SRO, or the SEC, if a finding or penalty imposed is based upon a finding that the Executive did not adequately supervise such employee, but was not otherwise a party to the acts constituting the misconduct by such other person. Further, the Executive shall not be deemed to have been terminated for Cause unless and until there has been delivered to the Executive notice that a resolution has been duly adopted by the Board which finds that the Company has “Cause” to terminate the Executive as contemplated in this Section 7(a), provided, that the Executive is terminated for Cause upon conviction of a felony as identified in clause (C) above, and upon the revocation of any license required under applicable law for the conduct of the business of the Company by the Executive.

(b) Compensation Upon Termination. If either (i) the Company shall terminate the employment of the Executive for Cause pursuant to the provisions of Section 7(a) hereof, or (ii) the Executive shall resign (other than as a result of the violation of this Agreement

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by the Company), then the Company shall pay the Executive 100% of the compensation set forth in Section 5 hereof for 30 days following the date of the termination of employment. If the Company shall terminate the employment of the Executive without Cause or the Executive resigns as a result of a breach by the Company of its obligations to the Executive, whether set forth herein or otherwise, then the Company shall pay the Executive 100% of the compensation set forth in Section 5 for 120 days following the date of the termination of employment.

8. Nondisclosure and Noncompetition.

During the period of employment hereunder and for a period of one year after termination of this Agreement (for whatever reason), the Executive shall not, without the written consent of the Board or a person authorized thereby, disclose to any person, information, knowledge or data which is not theretofore publicly known and in the public domain, and obtained by the Executive while in the employ of the Company (which for purposes of this Section 8 shall include the Company or any of its subsidiaries), respecting information about the Company, or of any products, improvements, designs or styles, customers, methods of distribution, sales, prices, profits, costs, contracts, suppliers, business prospects, business methods, techniques, research, trade secrets, or know-how of the Company, except as the Executive may, in good faith, reasonably believe to be for the Company’s benefit. Notwithstanding the foregoing, for a period of one year following the termination of employment hereunder, the Executive may disclose any information, knowledge or data of the type described to the extent required by law in connection with any judicial or administrative proceeding or inquiry.

In addition to the foregoing and in the interest of protecting the Company’s trade secrets, during the term of this Agreement and for a period of one year after termination of this Agreement for any reason, the Executive shall not, without the written consent of the Board or a person authorized thereby, directly or indirectly, do any business with respect to, or solicit any business similar to the business of the Company from, any of the Company’s customers, clients, or accounts without the consent of the Company. In addition, Executive shall not directly, or through any company of which Executive is an officer, employee, or more than 5% owner, hire any employee of the Company, or attempt to solicit any employee of, or independent contractor used by, the Company to leave the service of the Company.

Executive agrees that the restrictions of this Section 8 are reasonable as to time, area, subject matter and otherwise due to the confidential nature of the information and trade secrets of the Company, and the unique role and substantial compensation of the Executive. The Executive acknowledges that he entered into the covenants imposed by this Section 8 in connection with a prior employment agreement, and that such restrictions are continued without interruption under this Agreement. The covenants contained in this Section 8 shall survive the termination of the Executive’s employment pursuant to this Agreement. The foregoing provisions of this Section 8 shall be binding upon the Executive’s heirs, successors and legal representative.

9. Other Directorships. The Company acknowledges and understands that the Executive may be offered the opportunity to sit on the board of directors of other public and private companies. The Executive agrees that he will not serve on the board of directors of any company in competition with the Company and its affiliates, and the Executive agrees that he will not accept any appointment to another Board without the prior written consent of the Company, which consent shall not be unreasonably withheld. The Company may determine that the Executive shall not serve as a director, officer, or in any other position with an entity that does not maintain liability insurance in an amount deemed to be adequate by the Company. The Company agrees that the Executive shall be entitled to any fees or salary received for his participation on the Boards of Directors of such companies.

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10. Attorneys’ Fees. In the event a proceeding is brought to enforce or interpret any part of this Agreement or the rights or obligations or any party to this Agreement, the prevailing party shall be entitled to recover as an element of such party’s costs of suit, through all appeals, and not as damages, reasonable attorneys’ fees and paralegal’s fees to be fixed by the arbitrator(s) or court. The prevailing party shall be the party who is entitled to recover his costs of suit or proceeding whether or not the action proceeds to final judgment. A party not entitled to recover his costs shall not recover attorneys’ fees.

11. Successors and Assigns. This Agreement and the benefits hereunder are personal to the Company and are not assignable or transferable by the Executive without the written consent of the Company. The services to be performed by the Executive hereunder may not be assigned by the Company, without the written consent of the Executive, to any person, firm, corporation or other entity, with the exception of a parent or subsidiary of the Company. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Company and the Executive and the Executive’s heirs and legal representatives, and the Company’s successors and permitted assigns.

12. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the application of principles of conflict of laws.

13. Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the parties to this Agreement shall specify by notice to the other:

If to the Company:	International Assets Holding Corporation 220 East Central Parkway Altamonte Springs, Florida 32701

If to the Executive:	Mr. Jonathan C. Hinz XXXXXXXXX XXXXXXX XXXXXXX XXXXXX XX

All notices and communications shall be deemed to have been received on the date of delivery or on the third business day after the mailing thereof.

14. Modification: Waiver. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board or a person authorized thereby, and is agreed to in a writing signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at the time of any breach by the other party hereto of any condition or provision of this Agreement, or compliance therewith, by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time, or at any prior or subsequent time.

15. Complete Understanding. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement supercedes all prior agreements and understandings between the Company and the Executive concerning his employment by the Company as well as his compensation, including stock options, in connection therewith.

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16. Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

17. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and if any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Orlando, Florida, in accordance with the rules of the American Arbitration Association then in effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

COMPANY:

INTERNATIONAL ASSETS HOLDING CORPORATION, a Delaware corporation

By:	/s/ SeanO’Connor
Name:	Sean O’Connor
Title:	CEO

Date:	October 11, 2004

EXECUTIVE:

/s/ Jonathan C. Hinz
Jonathan C. Hinz

Date:	October 11, 2004

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